L.E.K. Consulting llc
                                                            1100 Glendon Avenue
                                                                     21st Floor
January 22, 2003                                          Los Angeles, CA 90024
                                                                            USA
                                                                t: 510.209.9800
                                                                f: 510.209.9125
                                                                    www.lek.com


Ms. Pam Atherton
President
Crdentia, Inc.


Dear Pam:

The purpose of this letter is to outline how L.E.K. Consulting proposes to assist Crdentia, Inc. in screening for acquisition candidates in Florida.

                            *  *  *  *  *  *  *  *

Background
----------

Crdentia, Inc. is looking to acquire several companies in the healthcare staffing industry, specifically in Florida to build around intended acquisitions. The target companies are small and it is difficult to identify candidates that fir the defined acquisition criteria.

L.E.K. has been asked to support Crdentia in successfully acquiring several companies in the targeted space by developing a qualified short-list of potential candidates.


Objectives
----------

The primary objective of this project is to develop a list of qualified and interested targets in the healthcare staffing industry (including per diem nurse, travel nurse, and nurse recruitment businesses).


Approach
--------

Given our experience in similar projects we will execute this project in 3 modules.

     1. Refine screening criteria (minimal)
     2. Identify target industry participants
     3. Qualify short list of qualifed targets

Module 1.   Refine screening criteria (minimal)

The purpose of Module One is to refine the definition of the targeted companies based on prior project learning and evolving Crdentia requirements.


Module 2.   Identifying target industry participants

In Module Two, the aim is to develop a full list of industry participants in Florida (Crdentia has acquired a list of reasonable quality with 196 participants). The primary task is to acquire and aggregate a consolidated list of industry participants. Tasks include identifying secondary sources which list participants such as associations, reference directories, publications, etc. and developing a database of participants. L.E.K. will develop a list of 500 total targets. Additional states may be added if necessary.


Module 3.   Qualifying short list of qualified targets

In Module Three, the aim is to determine which industry participants meet the defined criteria and indicate an interest in discussions with Crdentia. Our primary effort will be focused on telephone interviewing to fill out the company data set and to gauge interest using the script developed during the first L.E.K. project.


Outputs
-------

The primary output will be a "short list" of qualified and interested targets. Specific outputs of the project will include:

     o A refined set of acquisition target criteria

     o A database of industry participants for on-going tracking

     o A list of qualified targets with a profile based on all information gathered in the screening analysis, contact information and solicitation metrics


Resources and Timing
--------------------

This project will be conducted by consultants from our San Francisco and Los Angeles offices under the direction of Bill Frack. In addition to basic research to identify and prescreen the companies, the L.E.K. team will spend 3.0 person weeks (actually 6 weeks half-time) phone-screening the companies. The half-time allocation over 6 weeks will prevent back-u in Crdentia follow-up and allow L.E.K. time to follow-up calls as required.

We will begin the project February 10 and complete it over 6 weeks. The professional fees for the project team will be $15,000. L.E.K. will provide bi-weekly progress updates to ensure efforts are directed most effectively. As with the prior project, interesting candidates will be forwarded immediately.

In order to best meet Crdentia's payment requirements the project will be partially contingent on a successful outcome. Specifically, Crdentia, Inc. will pay 50% of the fees ($7,500) during the project. Upon conclusion of a transaction with a company identified by L.E.K., Crdentia agrees to pay three times the contingent portion of fees ($22,500). The up front fees will be due and payable according the following schedule: $4,000 at the beginning of the project, $3,500 at the completion of Module 3. The contingent fees will due and payable at the transaction close date.

Expenses will be charged at cost as well as library fees. Our expectation is that expenses will be approximately 15% of professional fees. This will include direct out-of-pocket expenses and variable costs (8% of professional fees) which we do not capture separately by client. L.E.K.
will obtain approval for all direct expenses greater than $200. All invoices are payable within 30 days from receipt. Undisputed invoices that remain unpaid after 30 days will be charged an interest rate of 18% per annum.

Crdentia, Inc. hereby releases L.E.K. Consulting LLC (together with its affiliates and their members, managers, officers, directors, partners, employees and agents, "L.E.K.") from and indemnifies L.E.K. against any and all claims, liabilities, losses and damages (including legal fees and expenses and the costs of enforcing this indemnification) related to or arising from this engagement (and shall pay any such losses, damages, fees, expenses and costs as they are incurred) unless such claims, liabilities, losses, or damages are finally judicially determined (in an action to which L.E.K. is a party) to have been the result of L.E.K.'s bad faith or gross negligence.


Benefits
--------

This project will provide several benefits for Crdentia:

     1. The ability to invest business development resources in a more targeted and timely manner

     2. Creating a robust "pipeline" of potential acquisitions quickly

     3. Creating a slate of potential acquisitions from which to choose

     4. Creating a database of potential future acquisitions

     5. Reference resources for on-going tracking of industry participants


Summary
-------

Pam, we are delighted to help you find more attractive acquisition candidates and to have the opportunity to continue our working relationship.


Sincerely yours,                          Agreed,

/s/ Bill Frack                            /s/ Pam Atherton
-----------------------------             ------------------------------
Bill Frack                                    Pam Atherton
Vice President                                President
L.E.K. consulting                             Crdentia, Inc.